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                                                                    EXHIBIT 10-K



                  [GUNDLE/SLT ENVIRONMENTAL, INC. LETTERHEAD]

                                  June 4, 1998


PERSONAL AND CONFIDENTIAL
Mr. Samir T. Badawi
Gundle/SLT Environmental, Inc.
19103 Gundle Road
Houston, Texas 77073


Dear Samir:

     This is to confirm that at the Compensation Committee Meeting held in conjunction with the Annual Meeting of Stockholders on April 28, 1998, the Committee requested that you serve temporarily as acting Chief Executive Officer, until the Board of Directors appoints a permanent Chief Executive Officer. The Committee anticipates that your temporary assignment in Houston will be for six to eight months. You will be compensated for your services as acting Chief Executive Officer of the Company in the following manner:

1.   You will receive base compensation at the rate of $25,000 per month;

2. You will receive full reimbursement for the actual expenses you incur while temporarily away from your home in Saudi Arabia due to the inherent hardship and duplication of expenses involved in undertaking a short-term assignment of this nature. These expenses include, but are not limited to, lodging, meals, travel, incidental expenses, etc.;

3. You will be reimbursed for any additional U.S. income taxes resulting from this assignment (anticipated to be none at this time);

4. You will participate in the Company's 1998 bonus program in the same manner as if you had held the position of Chief Executive Officer from January 1, 1998 forward, prorated back for your actual period of service in connection with any bonus otherwise payable;

5. You are to anticipate in all other employee benefit plans (excepting the stock option and performance share plans) in the same manner as Bill Reid did prior to his resignation, subject to any plan mandated eligibility requirements.

This arrangement will continue in effect until the earlier of (i) the employment of a permanent Chief Executive Officer, (ii) your resignation or removal from the position of acting Chief Executive
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Mr. Samir T. Badawi
June 4, 1998
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Officer or (iii) the conclusion of a new arrangement with concurrence of the
Board of Directors. As you can appreciate, this compensation arrangement is one which will need to be reviewed with the full Board at its next meeting on June 24, 1998.


                                          Best personal regards,


                                          /s/ T. WILLIAM PORTER
                                          T. William Porter
                                          Chairman of the Compensation Committee